Exhibit 10.4

Portions of this exhibit marked [*] are requested to be treated confidentially.

September 26, 2018

Almirall, S.A.
Ronda del General Mitre 151
Barcelona 08022
Spain
Attn: SVP Corporate Legal

Aqua Pharmaceuticals LLC
707 Eagleview Blvd., Suite 200
Exton, PA 19341
Attn: Chief Executive Officer

Re: License and Development Agreement

Dear Sirs,

Reference is made to the License and Development Agreement, dated as of December 11, 2017, by and among Athenex, Inc. ("Athenex"), Almirall, S.A. ("Almirall") and Aqua Pharmaceuticals LLC ("Aqua"), as amended by a First Amendment to License Agreement dated as of September 26, 2018 (collectively, the "License Agreement").

This letter sets forth the understanding and agreement among Athenex, Almirall and Aqua with respect to the royalty that Athenex would pay to Almirall for certain license rights if the License Agreement is terminated pursuant to Section 4.2(a) of the License Agreement. Specifically, Athenex, Almirall and Aqua agree as follows:

1. If the License Agreement is terminated pursuant to Section 4.2(a), upon Almirall's delivery of written notice that the applicable data that Athenex delivers is not satisfactory, the provisions of Section 8.4(e) including, without limitation, the license rights granted by Almirall to Athenex, shall apply to such termination, subject to the terms of this letter.

2. The royalty that Athenex shall pay to Almirall for the license rights under Section 8.4(e)(ii) shall be the addition of (i) a variable portion being a percentage of the Net Sales of the Licensed Products in the Territory to be negotiated in good faith and mutually agreed upon by the Parties, taking into account the value of the intellectual property subject to such license or determined by an independent certified public accounting firm, as set forth in such Section 8.4(e) and (ii) an agreed lump sum amount of US$[*], payable by Athenex within 30 days of such notice to Almirall and Aqua in accordance with the proportion used by Almirall and Aqua for the payments made in accordance with Section 4.1 of the License Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

ATHENEX.COM
CONVENTUS BUILDING 1001 MAIN STREET, SUITE 600, BUFFALO, NEW YORK 14203 | 716.427.2950

3. If the Parties are unable to agree on the total amount of the variable portion of such payment due under Section 8.4(e)(ii) within 30 days of Almirall’s notice under Section 4.2(a), Athenex shall pay Almirall US$[*] within such 30 days, and the Parties agree to engage an independent certified public accounting firm to determine such variable portion, in accordance with Section 8.4(e). For the sake of clarity, the Parties agree that no amounts payable by Athenex to Almirall or Aqua upon termination of the License Agreement (including without limitation the foregoing US$[*] lump sum or the amount to be refunded in accordance with Section 4.2(a), when applicable) shall be considered or deducted when calculating the total value of the relevant intellectual property at the time of determining the variable portion of the royalty payable by Athenex to Almirall under Section 8.4(e).       4. All capitalized terms used in this letter and not defined herein shall have the meaning given to them in the License Agreement.  Except as amended by this letter, the License Agreement shall continue in full force and effect.     Please confirm your agreement with the terms set forth in this letter, by signing and returning a copy of this letter to the undersigned. Athenex, Inc. By: /s/ Johnson Lau Name: Johnson Lau Title: Chief Executive Officer & Board Chairman Agreed to and Accepted:  Almirall, S.A.  By: /s/ Peter Guenter Name: Peter Guenter Title:  Chief Executive Officer Aqua Pharmaceuticals LLC  [*] Confidential treatment requested; certain information omitted and filed separately with the SEC. By: /s/ Peter Guenter Name: Peter Guenter Title: Chairman